Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”) is entered into effective as of January 1, 2014 by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and John Eisel (the “Executive”).

WHEREAS, the Company and the Executive are parties to an agreement dated September 6, 2011, as amended (the “Agreement”); and

WHEREAS, the parties have previously amended the Agreement and now desire to further amend the Agreement to modify Executive’s incentive compensation provisions and related severance payments.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Section 3(c) of the Agreement is deleted in its entirety and replaced with the following:

“(c) Bonuses. The Executive shall have executive management responsibility for one primary account (the “Primary Account”). Effective January 1, 2014, for the 2014 bonus plan year, in addition to the Base Salary, Executive shall be eligible to receive 5% of gross profit (inclusive of realized technology fees and realized or realizable early pay fees) up to $2,000,000 and 15% of gross profit over $2,000,000 relative to orders invoiced on the Primary Account. For the 2015 and 2016 bonus plan years, Executive shall be eligible to receive 10% of gross profit relative to orders invoiced on the Primary Account. The performance bonus will be paid out to Executive in cash on the fifteenth day of each month following the end of each applicable fiscal quarter.”

2.	A new Section 3(g) is added to the Agreement as follows:

“(g) Commissions. For any new business originated by Executive, Executive will receive commissions paid out at 15% of gross profit for the first thirty (30) months and 10% of gross profit after the first thirty (30) months. Commission payout at these rates is contingent upon and subject to the maintenance of a contribution margin percentage at or above 10% when account is deemed to be at steady state. For the avoidance of doubt, contribution margin calculation will not include certain costs including but not limited to implementation costs and overhead allocations.

Enterprise commission eligibility for new accounts will be attributed to sales relating to all accounts approved by the Chief Executive Officer and / or other executives that are duly appointed from time to time as well as registered in CRM. Accounts may also be reassigned by the Chief Executive Officer and /or other executives if there has been no activity on the account for a period of six (6) months or greater. If, after the first thirty (30) months following initial invoice of an assigned account, the Chief Executive Officer and / or other executives that are duly appointed determines, in good faith, that the account needs to be reassigned because of the failure or inability of the Executive to properly service said account, and it becomes necessary to add incremental costs such as sales commissions or other account management costs to sustain the business relationship, these costs will be deducted from the commission owed to Executive on the account moving forward.

In the event that multiple sales representatives are involved in a current or future enterprise account, the total commissions payable by the Company shall not exceed the applicable commission percentages set forth above. Commissions may be divided at the Chief Executive Officer’s and /or other appointed executives’ discretion.”

3.	Section 4(a)(iii) of the Agreement is deleted in its entirety and replaced with the following:

“(iii) the Executive’s vested annual bonus or commission amounts, to the extent not theretofore paid;”

4.	Section 4(b)(iii) of the Agreement is deleted in its entirety and replaced with the following new subsections (iii) and (iv):

“(iii) receive continued compensation as outlined above in Sections 3(c) and 3(g) for a period of one year following the termination date; and

(iv) the Accrued Obligations.”

5.	The word “Code” in the final sentence of the final paragraph of Section 4(b) of the Agreement is deleted and replaced with the following phrase:

“Internal Revenue Code of 1986, as amended (the ‘Code’)”

The remaining terms of the Agreement and the first amendment thereto dated February 22, 2013 remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of April 11, 2014.

INNERWORKINGS, INC.		EXECUTIVE

By:	/s/ Joseph Busky	/s/ John Eisel
	Joseph Busky	John Eisel
Chief Financial Officer